Exhibit 99.1

Box Announces Agreement with Starboard

Three New Independent Directors to Join Board

Announces Formation of Operating Committee to Drive Growth and Margin Improvement

REDWOOD CITY, Calif. — (March 23, 2020) — Box (NYSE: BOX), a leader in cloud content management, today announced that it has entered into an agreement with Starboard Value LP (together with certain of its affiliates, “Starboard”), an investment firm which owns approximately 7.7% of the Company’s outstanding common stock.

Under the terms of the agreement, three new independent directors will join the Box Board of Directors prior to the company’s 2020 Annual Meeting of Stockholders in June 2020 (“2020 Annual Meeting”), two incumbent directors will not stand for re-election to the board at the 2020 Annual Meeting and one incumbent director will retire from the board effective as of the 2020 Annual Meeting. The board will be set at 9 directors following the 2020 Annual Meeting.

Jack Lazar, formerly chief financial officer of GoPro and Atheros Communications, will join the Box Board of Directors immediately. In addition, a second new director will be selected from a list of candidates provided by Starboard or will otherwise be mutually agreed. A third new director will be selected by the board prior to the 2020 Annual Meeting.

“We are pleased to welcome Jack to our board,” said Aaron Levie, Box Co-founder, CEO, and Chairman. “He brings valuable experience in both the enterprise and consumer technology markets, along with a strong track record of helping companies drive disciplined growth and profitability as both a leader and board member. I look forward to working with Jack and our other new independent directors to continue to create value for stockholders. We are also pleased to continue our collaboration with Starboard and appreciate the constructive approach they have taken.”

“I’m thrilled to join the Box Board of Directors. Aaron, Dylan, and the entire leadership team at Box have pioneered cloud content management and the company has a massive opportunity to define the future of work around the world,” said Mr. Lazar. “I’m honored to be joining an experienced board and look forward to helping Box drive sustainable and profitable growth.”

Rory O’Driscoll will not stand for re-election and Josh Stein will retire from Box’s Board of Directors at the time of the 2020 Annual Meeting. Box co-founder Dylan Smith will continue in his role as CFO but will not stand for re-election as a director at the 2020 Annual Meeting.

“We thank Rory and Josh for their many contributions as directors and early investors in Box,” Mr. Levie added. “Rory has served on our board for 10 years, and Josh has served for nearly 14 years. During that time, they have played a critical role in the growth of Box, and we have benefitted greatly from their valuable insight and support.”

In addition, Box today announced the formation of an Operating Committee of the board. This committee will work with Box’s CEO, CFO, and management to identify and recommend opportunities for further improvement in growth and margin performance. Mr. Lazar and the new independent director chosen in collaboration with Starboard will join existing directors Sue Barsamian and Kim Hammonds on the committee. Ms. Barsamian has served on the board since 2018 and brings several decades of enterprise software experience from HP and Mercury Interactive. Ms. Hammonds has served on the board since 2018 and brings leadership experience from her previous roles as the Group COO of Deutsche Bank AG and the CIO of The Boeing Company.

Peter Feld, Managing Member of Starboard, said, “We are pleased to have worked constructively with the Box board and management team to reach this agreement to strengthen the board with new independent directors and to create a new Operating Committee. We see a number of opportunities for substantial shareholder value creation and look forward to seeing the Company execute on opportunities to drive profitable growth towards a best-in-class financial profile. We are confident the addition of three new independent directors will add tremendous value to the board, and we also share the board’s appreciation for Rory and Josh’s years of service.”

The agreement with Starboard includes other customary provisions. Additional information about today’s announcement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Morgan Stanley & Co. LLC is serving as financial advisor to Box and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal advisor.

About Jack Lazar

Mr. Lazar is currently an independent business consultant and has served on the Board of Directors at Silicon Laboratories, Inc. (SLAB) since April 2013, Mellanox Technologies (MLNX) since June 2018, Resideo Technologies (REZI) since October 2018 and Casper Sleep (CSPR) since April 2019. Mr. Lazar also served on the Board of Directors of TubeMogul, an enterprise software company for digital branding, from October 2013 to December 2016 when it was acquired by Adobe Systems and Quantenna Communications, a wireless semiconductor company, from July 2016 to June 2019 when it was acquired by ON Semiconductor.

From January 2014 until March 2016, he served as Chief Financial Officer at GoPro, Inc., a provider of wearable and mountable capture devices, where he completed its 2014 IPO. From January 2013 to January 2014 he served as an independent business consultant. From May 2011 to January 2013, Mr. Lazar was employed by Qualcomm, a developer of communications semiconductor solutions, and served as Senior Vice President, Corporate Development and General Manager of Qualcomm Atheros, a developer of communications semiconductor solutions.

Mr. Lazar served in a variety of positions at Atheros Communications, Inc. from September 2003 until it was acquired by Qualcomm in May 2011. Most recently, he served as Atheros’ Chief Financial Officer and Senior Vice President of Corporate Development. During his tenure at Atheros, the company completed its IPO. Mr. Lazar is a certified public accountant (inactive) and holds a B.S. in commerce with an emphasis in accounting from Santa Clara University.

About Box

Box (NYSE:BOX) is a leading Cloud Content Management platform that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, General Electric, JLL and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

About Starboard

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Contacts

Media Inquiries:

Denis Roy and Rachel Levine

+1 650-543-6926

press@box.com

Investor Relations:

Alice Kousoum Lopatto and Elaine Gaudioso

+1 650-209-3467

ir@box.com